EXHIBIT 21

                          MENTOR GRAPHICS' SUBSIDIARIES


     The following is a list of wholly owned direct or indirect subsidiaries of Mentor Graphics Corporation as of December 31, 1998.

Anacad Electrical Engineering S.a.r.l (France)
Antares Corporation
Exemplar Logic, Inc.
Exemplar Logic (Europe) Limited
Mentor Graphics (Canada) Ltd.
Mentor Graphics (Denmark) A/S
Mentor Graphics (Finland) OY
Mentor Graphics (France) S.a.r.l.
Mentor Graphics (Egypt)
Mentor Graphics (Schweiz) AG Switzerland
Mentor Graphics (Singapore) PTE. LTD.
Mentor Graphics (Taiwan) Co. Ltd.
Mentor Graphics (UK) Ltd.
Mentor Graphics Design S.A. (Spain) SA
Mentor Graphics Deutschland (GmbH)
Mentor Graphics (Finance) B.V.
Mentor Graphics Israel Ltd.
Mentor Graphics Japan Co. Ltd.
Mentor Graphics Netherlands B.V.
Mentor Graphics Scandinavia AB
Mentor Graphics (Sophia-Antipolis) EURL
Mentor Graphics (India) Pvt. Ltd.
Mentor Graphics (Ireland) Limited
Mentor Korea Company
Meta Systems S.A.
Model Technology Inc.